Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in these currently effective five registration statements on Form S-3 (Nos: 333-165728, 333-170202, 333-192611, 333-202907 and 333-209793) and two registration statements on Form S-8 (Nos: 333-164394 and 333-141262) of our audit report dated March 13, 2015, except for Note 16, as to which the date is March 10, 2016 with respect to the consolidated balance sheets of U.S. Geothermal Inc. as of December 31, 2014 and the related consolidated statements of stockholders’ equity, income, and cash flows for the years then ended We also consent to the reference to us under the heading “Experts” in such registration statements.

Fruci & Associates II, PLLC (fka-MartinelliMick PLLC)

March 10, 2016